Exhibit 3.1.15

ARTICLES OF INCORPORATION

OF

Keltatim Publishing Company, Inc.

ARTICLE I: The name of this corporation is Keltatim Publishing Company, Inc.

ARTICLE II: The Registered Office of the corporation in the State of Kansas is 128 S. Chestnut, P.O. Box 683, in the City of Olathe, in the County of Johnson. The Registered Agent at that address is George J. Schlagel.

ARTICLE III: The nature of the Business or purpose to be conducted or promoted are:

A. To acquire, maintain and operate various newspaper and publishing services.

B. To acquire by purchase, lease, gift, devise or otherwise, and to own, use, hold, sell, convey, exchange, lease, mortgage, work, improve, develop, divide, and otherwise handle, deal in, and dispose of real estate, real property, and any interest or right therein, whether as principal, agent, broker, or otherwise, and to manage, operate, service, equip, furnish, alter, and keep in repair dwellings, apartment houses, hotels, office buildings, and real and personal property of every kind, nature, and description, whether as principal, agent, broker, or otherwise, and generally to do anything and everything necessary and proper and to the extent permitted by law in connection with the owning, managing, leasing and operating real and personal property of any and all kinds.

C. To acquire by purchase, exchange or otherwise, all of any part of, or any interest in, the properties, assets, business and goodwill of any one or more persons, firms, associations, or corporations hereafter engaged in any business for which a corporation may now or hereafter by organized under the laws of this State; to pay for the same in cash, property or its own or sell or in any manner dispose of the whole or any part thereof; and in connection therewith, to assume or guarantee performance of any liabilities, obligations or corporations, and to conduct the whole or any part of any business thus acquired.

D. To act as the agent of any person, firm or business which is authorized and qualified to do business in this State. To enter into, make, perform and carry out contracts of every sort and kind which may be necessary or convenient for the business of this corporation, or business of a similar nature, with any person, corporation (private, public or municipal) or any governmental unit.

E. To become a partner with one or more other persons or corporations, for the purpose of carrying on any business which this corporation may deem proper or convenient in connection with any of the purposes herein set forth or otherwise, or which may be calculated directly or indirectly to promote the interest of this corporation, or enhance the value of its properties or business.

F. To issue bonds, notes, debentures or other obligations of this corporation from time to time for any of the objects or purposes of this corporation, and to secure the same by mortgages, deed of trust, pledge or otherwise, or to issue the same unsecured; to purchase, hold, sell, and transfer the shares of its own capital stock to the extent and in the manner provided by the laws of the State of Kansas as are now in force or may be hereafter amended.

G. To offer and issue stock of this corporation pursuant to a plan to be adopted and carried out in such time and manner as to qualify such stock as “Section 1244 Stock” as defined in the Internal Revenue Code of 1986.

H. To otherwise engage in lawful conduct or activity for which corporations may be organized under the Kansas Corporation Code.

ARTICLE IV: This corporation is authorized to issue 10,000 shares of one dollar ($1.00) par, class A, common stock, having full voting rights, with preemptive rights thereon guaranteed.

ARTICLE V: This name and mailing address of the incorporator is: George J. Schlagel, 128 S. Chestnut, P. O. Box 683, Olathe, Kansas 66061.

ARTICLE VI: The powers of the incorporator are to terminate upon the filing of these Articles of Incorporation, and the name and mailing address of the persons who is to serve as director until the first annual meeting of the stockholders; or until his successor is elected and qualified, is: Timothy P. O’Donnell, 38120 Golf Lane Dr., Wadsworth IL, 60085.

IN TESTIMONY WHEREOF, I have hereunto subscribed my name this 27th day of January, 1995.

/s/ George J. Schlagel
George J. Schlagel

STATE OF KANSAS	)
	)	s.s.
COUNTY OF JOHNSON	)

BE IT REMEMBERED, That on this 27th day of January, 1995, before me the undersigned, a Notary Public in and for said County and State, came George J. Schlagel, who is personally known to me to be the same person who executed the within instrument of writing and duly acknowledged the execution of the same.

IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my official seal on the day and year last above written.

/s/ Lynn O. Humble
Notary Public

My Appointment Expires:

8-2-97

Secretary of State/Corporation Division

CHANGE OF REGISTERED OFFICE OR AGENT

We, Ross Jones                 , Vice President and Polk Laffoon, Secretary of Keltatim Publishing Company, Inc., a corporation organized and existing under and by virtue of the laws of the state of Kansas                  , do hereby certify that at a meeting of the board of directors of said corporation the following resolution was adopted:

Be it resolved that the Registered Office in the State of Kansas of said corporation be changed to:

c/o The Corporation Company, Inc., 515 South Kansas Avenue, Topeka		Shawnee	KS	[illegible]
Street and Number	Town or City	County	State	Zip Code

Be it further resolved that the Resident Agent of said corporation in the state of Kansas be changed to:

The Corporation Company, Inc.
Individual or Kansas Corporation

The President and Secretary are hereby authorized to file and record the same in the manner as required by law.

/s/ Ross Jones
Vice President
Ross Jones

/s/ Polk Laffoon
Secretary
Polk Laffoon

State Of California
	}	SS.
County Of Santa Clara

Before me, a Notary Public, came Ross Jones              , Vice President and Polk Laffoon              , Secretary, of the above-named corporation, who are known to me to be the persons who executed the foregoing certificate in their official capacities and duly acknowledged the execution of the same this 19th day of October, 2000.

/s/ Carolee Carter
Notary Public

My commission or appointment expires	June 1, 2003.
Month Year